Company Contact: Richard Garr, President (301) 366-4960 Media Contact: Planet Communications Deanne Eagle (917) 837-5866	Investor Relations: Equity Communications Ira Weingarten (805) 897-1880 Steve Chizzik (908) 688-9111

For Release: July 30, 2008

NEURALSTEM FILLS KEY PRODUCT DEVELOPMENT POSITION

FOCUS ON ALS CLINICALS AND DRUG DEVELOPMENT

ROCKVILLE, MD, July 30, 2008 - Stem cell company Neuralstem, Inc. (Amex: CUR) announced that Dr. Thomas Hazel will be rejoining the company as Executive Vice President, Research. He will be working with Dr. Karl Johe, Neuralstem’s Chairman and Chief Science Officer, to manage the company’s upcoming clinical trial for ALS (Amytrophic Lateral Sclerosis, or Lou Gehrig’s disease), and complete development of Neuralstem’s small molecule neurogenesis compound targeted to treat depression.

Dr. Hazel returns to Neuralstem after a four year stint as Chief Science Officer at Innovative BioSensors, in Maryland. Prior to that, Dr. Hazel worked with Dr. Johe at Neuralstem for four years to develop the company’s techniques for isolating and growing human neural stem cells. Before Neuralstem in 1998, Dr. Hazel worked as a Senior Staff Scientist at the National Institute of Health, which he joined after receiving his Ph.D. in Genetics from the University of Illinois.

“Tom has the background to make a substantial contribution the day he arrives,” observed Dr. Johe. “I expect this to accelerate our product development cycle.”

“Tom’s addition to our senior management team will increase its depth, expand the range of partners that we can work with worldwide, and speed up our progress to market,” commented Neuralstem CEO, Richard Garr. “This is an important hire for us.”

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is currently targeting diseases and injuries of the spinal cord for its first human trials, including ALS and Paraplegia.

The company has also developed neurogenic and neuroprotective small molecule compounds targeted at treating depression. For further information, please visit http://www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended March 31, 2008.

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